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                                                                     Exhibit 3.2

                          QUICKSILVER RESOURCES INC.

                          CERTIFICATE OF DESIGNATION,
                   PREFERENCES AND RIGHTS OF PREFERRED STOCK

         Quicksilver Resources Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         That, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors, by unanimous consent effective December 15, 2000, adopted the following resolutions providing for the Special Voting Stock described therein.

         RESOLVED that, in connection with that certain Support Agreement by and between MGV Energy Inc., the Corporation and the other shareholders of MGV Energy Inc., to be dated on or about the date hereof, in order to provide to the holders of Exchangeable Shares (as defined in the Support Agreement) the same voting rights as are applicable to holders of the Corporation's Common Stock issuable upon exchange of the Exchangeable Shares, pursuant to the authority vested in the Board in accordance with the Restated Certificate of Incorporation of the Corporation and Section 151 of the General Corporation Law of the State of Delaware, there shall be created a series of the Preferred Stock of the Corporation, the designations, rights, preferences, powers, and the limitations, qualifications and restrictions of which are as follows:

                             Special Voting Stock
                             --------------------

         A series of Preferred Stock is hereby created designated as "Special Voting Stock." The number of shares constituting such series shall be one (1). The outstanding share of Special Voting Stock shall be entitled at any relevant date to the number of votes equal to the Aggregate Equivalent Vote Amount, as such term is defined in that certain Support Agreement, to be dated on or about the date hereof, by and between MGV Energy Inc. ("MGV"), the Corporation and the other shareholders of MGV, on all matters presented to the stockholders of the Corporation. Upon the liquidation, dissolution or winding up of the Corporation, the holder of the Special Voting Stock shall be entitled, prior and in preference to any distribution to holders of Common Stock and after the distribution to holders of any class or series of Preferred Stock ranking senior to the Special Voting Stock of all amounts to which such holders are entitled to receive the sum of $.01. Except as aforesaid, no dividends or distributions shall be payable to the holder of Special Voting Stock. The Special Voting Stock shall not be convertible into any other class or series of the capital stock or into cash, property or other rights, and may not be redeemed. If the Special Voting Stock shall be purchased or otherwise acquired by the Corporation, it shall be deemed retired and shall be canceled and may not thereafter be reissued or otherwise disposed of by the Corporation. So long as any "Exchangeable Shares" (as that term is defined in the Support Agreement) shall be outstanding, the number of shares comprising the Special Voting Stock shall not be increased or decreased and no other terms of the Special Voting Stock shall be amended, except upon the approval of the holder of the one share of Special Voting Stock.

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF PREFERRED STOCK

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         IN WITNESS WHEREOF, I have hereunder set my hand this 20th day of
December, 2000.

                                    QUICKSILVER RESOURCES INC.


                                    By:      /s/ Glenn Darden
                                       -------------------------------------
                                             Glenn Darden, President and
                                             Chief Executive Officer




CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF PREFERRED STOCK

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